     As filed with the Securities and Exchange Commission on July 27, 1999

                                                   Registration No. 333-00107-99

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                        ------------------------------


                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                        FORM S-8 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                        ------------------------------


                                 MATTEL, INC.
            (Exact Name of Registrant as Specified in Its Charter)


                Delaware                         95-1567322
        (State of Incorporation)    (I.R.S. Employer Identification No.)


                        ------------------------------


                           333 Continental Boulevard
                         El Segundo, California  90245
                                (310) 252-2000
         (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)


                        ------------------------------


  THE LEARNING COMPANY INCENTIVE STOCK OPTION, NONQUALIFIED STOCK OPTION AND
                     RESTRICTED STOCK PURCHASE PLAN--1990
                                      and
                  THE LEARNING COMPANY 1986 STOCK OPTION PLAN
                           (Full Title of the Plan)


                        ------------------------------


                             Robert Normile, Esq.
             Senior Vice President, General Counsel and Secretary
                                 Mattel, Inc.
                           333 Continental Boulevard
                         El Segundo, California  90245
                                (310) 252-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                          THE LEARNING COMPANY, INC.

                   Termination of Registration Statement and
                         Deregistration of Securities


          On May 13, 1999, pursuant to that certain Agreement and Plan of Merger, dated as of December 13, 1998, between Mattel, Inc., a Delaware corporation ("Mattel"), and The Learning Company, Inc., a Delaware corporation ("Learning Company"), Learning Company merged with and into Mattel (the "Merger"), with Mattel continuing as the surviving corporation. In connection with the Merger, stockholders of Learning Company were granted the right to receive 1.2 shares of common stock of Mattel, par value $1.00 per share ("Mattel Common Stock"), in exchange for each issued and outstanding share of common stock of Learning Company, par value $0.01 per share ("Learning Company Common Stock"), and each option to purchase Learning Company Common Stock under The Learning Company Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan--1990 and The Learning Company 1986 Stock Option Plan (the "Plans"), was similarly converted into an option to purchase 1.2 shares of Mattel Common Stock.

          Because all of the stock options which were granted under the Plans, and for which the related shares of Learning Company Common Stock were registered on the registration statement on Form S-8, No. 333-00107 (the "Registration Statement"), have been exercised in full or have been converted into options to purchase Mattel Common Stock in connection with the Merger, no additional shares of Learning Company Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plans. As a result, Mattel, as the successor to Learning Company by merger, hereby removes from registration any and all unissued shares of the Learning Company Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 1 to the Registration Statement to effect such removal and to terminate the Registration Statement.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Mattel, Inc. (as the successor to The Learning Company, Inc. by merger) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Learning Company, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 21st day of July, 1999.


                              MATTEL, INC.


                              By:    /s/ Robert Normile
                                 ---------------------------------
                                  Name:  Robert Normile
                                  Title: Senior Vice President, General
                                         Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of The Learning Company, Inc. has been signed by the following persons in the capacities and on the date indicated.

               Signature                               Title                              Date
               ---------                               -----                              ----
         /s/ Jill E. Barad
---------------------------------------        Chairman of the Board,                 July 21, 1999
             Jill E. Barad                     President and Chief Executive
                                               Officer
        /s/ Harry J. Pearce
---------------------------------------        Chief Financial Officer                July 21, 1999
            Harry J. Pearce                    (Principal Financial Officer)

         /s/ Kevin M. Farr
---------------------------------------        Senior Vice President and              July 21, 1999
             Kevin M. Farr                     Corporate Controller (Principal
                                               Accounting Officer)

---------------------------------------        Director                               July __, 1999
           Dr. Harold Brown

        /s/ Tully M. Friedman
---------------------------------------        Director                               July 21, 1999
            Tully M. Friedman

      /s/ Joseph C. Gandolfo
---------------------------------------        Director and President,                July 21, 1999
          Joseph C. Gandolfo                   Worldwide Manufacturing
                                               Operations
         /s/ Ronald M. Loeb
---------------------------------------        Director                               July 21, 1999
             Ronald M. Loeb

          /s/ Ned Mansour
---------------------------------------        Director and President,                July 21, 1999
              Ned Mansour                      Corporate Operations

---------------------------------------        Director                               July __, 1999
          Dr. Andrea L. Rich

      /s/ William D. Rollnick
---------------------------------------        Director                               July 21, 1999
          William D. Rollnick

---------------------------------------        Vice-Chairman of the Board and         July __, 1999
          Pleasant T. Rowland                  President, Pleasant Company

---------------------------------------        Director                               July __, 1999
          Christopher A. Sinclair

---------------------------------------        Director                               July __, 1999
           John L. Vogelstein